EXHIBIT 99.1
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[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                                  CONTACT:     Marc Jampole
                                                          Jampole Communications
                                                                    412-471-2463


            JOSEPH FISHER RESIGNS AS PENN TRAFFIC'S PRESIDENT AND CEO

                 PENN TRAFFIC ALSO ANNOUNCES THE CLOSING OF ITS
                          $270 MILLION DIP FINANCING.

         SYRACUSE, NY, AUGUST 7, 2003 - The Penn Traffic Company (OTC: PNFTQ.PK) today announced that Joseph Fisher has resigned as President and Chief Executive Officer for personal family reasons, effective August 6, 2003. The Board of Directors has appointed Steven G. Panagos to serve as interim CEO. Mr. Fisher will remain a Director of the Company and be available to assist with the transition of leadership.

         "Joe Fisher has worked tirelessly for Penn Traffic for five years," said Peter L. Zurkow, Penn Traffic's Chairman of the Board. "His leadership of our employees and of our day-to-day operations will be sorely missed, but we are glad that he has agreed to stay on the Board of Directors, where he will continue to contribute his substantial knowledge of the supermarket business to our Company."

         "The Board strongly believes that Steve Panagos' appointment as interim CEO is the best course for Penn Traffic, its creditors, and its employees," said Mr. Zurkow. "We have already begun our search for Joe Fisher's permanent replacement, but we are confident that in the interim Steve Panagos is the right person to lead Penn Traffic."

         Mr. Panagos is currently Penn Traffic's Chief Restructuring Officer and will remain in that position. He has been actively engaged in advising the Company on reorganization matters and working with the senior management team to prepare Penn Traffic for completion of its reorganization as a strong and viable company. Mr. Panagos has vast retail operating experience. As interim CEO of Crown Books, he led that company out of chapter 11, and has also helped numerous other companies with financial restructuring counsel, including Federated Department Stores, Maidenform, Metromedia Fiber Network and Montgomery Ward. Mr. Panagos is a Managing Director of Kroll Zolfo Cooper, a prominent New York-based financial consulting firm with extensive experience in financial restructurings.


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         Penn Traffic has established a CEO search committee comprising Mr.
Zurkow, Kevin P. Collins, Chairman of the Company's Audit Committee, and David
B. Jenkins and Byron E. Allumbaugh, Directors, who together have more than 75 years of experience in the supermarket industry. Mr. Zurkow will serve as chair of the search committee.

         Penn Traffic also announced that later today it expects to close a $270 million permanent debtor-in-possession (DIP) financing, which was approved on July 31 by the U.S. Bankruptcy Court for the Southern District of New York. Fleet Capital Corporation and a syndicate of lenders that were lenders to the Company prior to the filing of its chapter 11 petition is providing the $270 million senior secured DIP financing facility.

         "The Company is gratified by the strong support of our lenders as evidenced by the closing of the DIP financing which we view as an important vote of confidence in our Company, our people and our potential," said Mr. Panagos. "I am looking forward to continuing to work with all of our employees, vendors and other business partners to strengthen Penn Traffic."

FORWARD-LOOKING STATEMENTS

         Certain statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Without limiting the foregoing, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other similar expressions are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's ability to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of it's DIP facility; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Search Committee to find a replacement CEO; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; and the outcome of pending or yet-to-be instituted legal proceedings and governmental investigations. Penn Traffic cautions that the foregoing list of important factors is not exhaustive.


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         The Penn Traffic Company operates 212 supermarkets in Ohio, West
Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire under the "Big Bear," "Big Bear Plus," "Bi-Lo," "P&C" and "Quality" trade names. Penn Traffic also operates a wholesale food distribution business serving 76 licensed franchises and 53 independent operators.




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